EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-172595) of Newcastle Investment Corp. and Subsidiaries and in the related Prospectus of our reports dated March 15, 2012, with respect to the consolidated financial statements of Newcastle Investment Corp. and Subsidiaries, and the effectiveness of internal control over financial reporting of Newcastle Investment Corp. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

New York, New York

March 15, 2012